EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY
Mad Catz, Inc., a Delaware corporation
1328158 Ontario Inc., a corporation organized under the laws of Ontario, Canada
Mad Catz Europe, Limited, a company organized under the laws of England and Wales
Mad Catz Limited, a company organized under the laws of England and Wales
Mad Catz Interactive Asia Limited, a company organized under the laws of Hong Kong
Mad Catz Technological Development (Shenzhen) Co., Ltd. , a company organized under the laws of The Peoples Republic of China
FX Unlimited Inc., a Delaware corporation
Mad Catz (Asia) Limited, a company organized under the laws of Hong Kong
Xencet USA, Inc., a Delaware corporation
Singapore Holdings Inc., a Delaware corporation
Winkler Atlantic Holdings Limited, a company organized under the laws of the British Virgin Islands
Saitek Plc, a company organized under the laws of England and Wales
Saitek Industries Ltd., a company organized under the laws of Hong Kong
Saitek Elektronik Vertriebs Gmbh, a company organized under the laws of Germany
Saitek SAS, a company organized under the laws of France